Exhibit 99.1
Press Release
INTERACTIVE DATA ANNOUNCES BOARD MEMBER
ALLAN R. TESSLER’S RETIREMENT AND RELATED STOCK SALE
     BEDFORD, Mass. – January 9, 2006 – Interactive Data Corporation (NYSE: IDC), a leading provider of financial market data and analytic tools to institutional investors, active traders and individual investors, today announced that Allan R. Tessler, 69, plans to retire from the Company’s Board of Directors upon the appointment of a successor. Mr. Tessler has served on the Interactive Data Board of Directors since the merger of Data Broadcasting Corporation and Interactive Data in February 2000, and prior to that was co-chairman of the Data Broadcasting Board of Directors since 1992 and was Data Broadcasting’s co-chief executive officer from 1992 until November 1999.
     “We will be very sorry to see Allan leave our Board but understand and respect his decision to retire,” stated John Makinson, chairman of Interactive Data’s Board of Directors. “Allan played a key role in building the Data Broadcasting Corporation business prior to its merger with Interactive Data in 2000, and since then has given us the benefit of his tremendous experience and wise counsel as a very active member of our Board. As chair of our Audit Committee, Allan recently led our successful efforts to address Section 404 of the Sarbanes-Oxley Act involving the Company’s internal control over financial reporting. We are grateful for all his support, contributions and service to our organization and wish him the very best for his retirement.”
     As part of Mr. Tessler’s retirement planning, Mr. Tessler and certain Tessler family trusts have entered into an agreement to sell 1,130,739 shares of Interactive Data common stock to Pearson DBC Holdings Inc., a Delaware corporation and an indirect subsidiary of Pearson plc (NYSE: PSO), at a price of $21.67 per share. This purchase price is based on an average of Interactive Data’s closing stock price over an extended trading period. Following the completion of this transaction, Pearson will own 57,554,795 shares of Interactive Data common stock, or 61.7 percent of Interactive Data’s total shares outstanding.
     “Selling my family’s holdings in Interactive Data is part of the generational planning designed to diversify our investment portfolio,” stated Allan Tessler. “I have greatly enjoyed serving on the Interactive Data Board of Directors from its inception and have greatly appreciated working with the management team over the past 6 years, in whom I have substantial confidence. Interactive Data’s strategy and prospects for the future continue to appear bright to me, and I wish management and my colleagues on the Board future success.”
     Allan Tessler’s detailed biography is available on Interactive Data’s website at www.interactivedata.com/overview/board_tessler.
About Interactive Data Corporation
     Interactive Data Corporation is a leading global provider of securities pricing, financial information, and analytic tools to institutional and individual investors. The Company supplies time-sensitive pricing (including evaluated pricing), dividend, corporate action, and descriptive information for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial services and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management, and valuation activities.

     Interactive Data Corporation is headquartered in Bedford, Massachusetts. Through its branded businesses, FT Interactive Data, ComStock, CMS BondEdge, and eSignal, Interactive Data Corporation has approximately 2,100 employees in offices located throughout North America, Europe, Asia, and Australia. Pearson plc (NYSE: PSO), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 60 percent of the outstanding common stock of Interactive Data Corporation.
The FT Interactive Data business includes FT Interactive Data Corporation, a Delaware corporation. The ComStock business includes ComStock, Inc., a New York corporation.

COMPANY CONTACTS
Investors:	Media:
Andrew Kramer	Naomi Kaufman
Director of Investor Relations	Director of Marketing Communications
781-687-8306	781-687-8045
andrew.kramer@interactivedata.com	naomi.kaufman@interactivedata.com